Exhibit 99.1

The St. Joe Company Reports Fourth Quarter and Full Year 2022 Results and Declares a Quarterly Dividend Of $0.10

  Continued execution of the long-term strategic goal of diversifying and growing recurring revenue streams while increasing the intrinsic value of development and operating assets.
  Hospitality revenue for the full year 2022 increased by 29%, leasing revenue increased by 45%, while real estate revenue decreased by 31%, compared to the full year 2021. Overall revenue for the full year 2022 was $252.3 million compared to $267.0 million in 2021.
  Net income attributable to the Company for the full year 2022 decreased by 4.8% to $70.9 million primarily due to timing and product mix of sales in residential communities.
  For the full year 2022, the Company invested $356.7 million in capital expenditures to develop operating properties and for real estate to be sold while continuing to return capital to shareholders through dividends and stock repurchases.

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--February 22, 2023--The St. Joe Company (NYSE: JOE) (the “Company”) today reported fourth quarter and full year 2022 results.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “During 2022, we continued to focus our efforts on creating long-term shareholder value through investments in our business with an emphasis on recurring revenue streams. We are already seeing the results of these efforts, with hospitality revenue and leasing revenue increasing by 29% and 45%, respectively, for the full year 2022 compared to 2021. In 2023, we expect to see growth in real estate revenue and continuing growth in recurring hospitality and leasing revenue, as the $356.7 million of capital expenditures invested in 2022 converts to operating assets and homesite sales.”

Mr. Gonzalez continued, “While we are pleased with the overall performance of our business and the outlook for 2023, 2022 was still a challenging year for real estate development and construction as we faced higher input costs and supply chain disruptions that lowered margins and delayed project completions. Net income for the full year 2022 decreased by 4.8% compared to 2021. In addition to timing and product mix of sales in residential communities, the decrease in net income was driven by higher loan interest rates, more depreciation expense as additional assets came into service, and staffing startup costs for anticipated operating property openings. Real estate revenue for the full year 2022 decreased by 31% compared to 2021, primarily due to delay in timing of site development completion and product mix, as homesite prices vary significantly by community and often sell in bulk to homebuilders, which impacts period over period results. Another factor was our decision to lease rather than to sell the townhomes we built at Watersound Origins. We believe this decision will not only further enhance our recurring revenue streams but will increase the long-term value of these townhomes, especially as the adjacent Watersound Town Center is starting to develop. As the growth in Northwest Florida continues, we believe these types of decisions will enable our business to continue to scale and maximize long-term shareholder value. Nevertheless, demand across each of our segments remains strong, which we attribute to the continued influx of visitors and new residents in our communities as people from all over the country discover the high quality of life offered in Northwest Florida.”

Mr. Gonzalez added, “As part of our core business strategy, we have created a meaningful portion of our business through joint ventures over the past several years. These joint ventures are beginning to produce substantial revenue, which in the case of our unconsolidated joint ventures is not included in our revenue, but are generating strong returns for the Company. For example, at year-end 2022, our Latitude Margaritaville Watersound unconsolidated joint venture had completed 363 home sale transactions and had another 677 homes under contract, totaling 1,040 home contracts since the start of the community in 2021. The 677 homes under contract are expected to result in sales value for the joint venture of approximately $338.5 million at closing of the homes. Overall, our eight unconsolidated joint ventures had $62.6 million of revenue in the fourth quarter of 2022 and $169.5 million for the full year 2022, as compared to $24.7 million and $43.0 million in the comparable prior year periods, respectively. Our economic interests in these unconsolidated joint ventures resulted in $22.6 million in equity in income from unconsolidated joint ventures for the fourth quarter of 2022 and $26.0 million for the full year 2022, compared to $0.7 million and a loss of $(0.9) million in the comparable prior year periods, respectively. We believe these are important metrics for our business as we expect these trends to continue and believe both our consolidated and unconsolidated joint ventures will continue to drive long-term value for our shareholders.”

Mr. Gonzalez concluded, “Within the first six months of 2023, we anticipate opening five new hotels totaling 646 additional rooms, representing an increase of 122%. In addition, in 2023, we anticipate opening 519 new multi-family and senior living units, representing an increase of 60%. We also expect homesite sales revenue to accelerate in 2023 with the capital expenditures we have made in Ward Creek, new phases in Watersound Origins, Watersound Camp Creek, Breakfast Point East, WindMark Beach, and our three East Bay County communities. We are also beginning to see an easing of supply chain constraints and costs. The Latitude Margaritaville Watersound community nationally ranked #14 in sales in its first full year and won seven awards, including the Silver Award for the “Master Planned Community of the Year” at the 2023 International Builders Show (IBS). We expect its ranking and our profits will significantly increase with the existing homes under contract, increased national recognition and the grand opening of the community’s amenities on the Intracoastal Waterway. Adjacent to the community, we have broken ground on the Watersound West Bay Center commercial area and are in the planning and design phase of a new marina on the Intracoastal Waterway.”

Consolidated Fourth Quarter and Full Year 2022 Results

Total consolidated revenue for the fourth quarter of 2022 decreased to $61.6 million, as compared to $99.5 million for the fourth quarter of 2021. Hospitality revenue increased to $22.3 million and leasing revenue increased to $11.0 million, while real estate revenue decreased to $27.0 million. Operating revenue from hospitality and leasing accounted for 54% of the Company’s revenue for the three months ended December 31, 2022, as compared to 25% for the same period in 2021.

For the full year 2022, total consolidated revenue decreased to $252.3 million, as compared to $267.0 million for the full year 2021. Hospitality revenue increased to a Company single year record of $97.2 million and leasing revenue increased to $39.2 million, while real estate revenue decreased to $109.2 million. Operating revenue from hospitality and leasing accounted for 54% of the Company’s revenue for the full year 2022, as compared to 38% for the same period in 2021.

Over the past few years, the Company entered into eight joint ventures which are unconsolidated and accounted for using the equity method. For the three months ended December 31, 2022, these unconsolidated joint ventures had $62.6 million of revenue, as compared to $24.7 million for the same period in 2021. For the full year 2022, these unconsolidated joint ventures had $169.5 million of revenue, as compared to $43.0 million for the full year 2021. This activity is in addition to the Company’s reported consolidated revenue. The Company’s economic interests in its unconsolidated joint ventures resulted in $22.6 million in equity in income from unconsolidated joint ventures, which included the sale of the Sea Sound apartments, for the three months ended December 31, 2022, as compared to $0.7 million for the three months ended December 31, 2021. Although, these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy which is beginning to generate substantial financial returns for the Company.

Net income attributable to the Company for the fourth quarter of 2022 decreased to $28.1 million, or $0.48 per share, compared to net income attributable to the Company of $31.9 million, or $0.54 per share, for the same period in 2021. Net income attributable to the Company for the full year 2022 decreased to $70.9 million, or $1.21 per share, compared to net income attributable to the Company of $74.5 million, or $1.27 per share, for the same period in 2021.

For the full year 2022, the Company funded $356.7 million in capital expenditures, paid $23.5 million in cash dividends and deployed $20.0 million to repurchase approximately 577,000 shares of its common stock. As of December 31, 2022, the Company had $506.5 million invested in development property, which, when complete, will be added to operating property or sold. As of December 31, 2022, in addition to the 2,197 homesites under contract with $176.3 million of value in the Company’s residential communities, the Latitude Margaritaville Watersound unconsolidated joint venture had 677 homes under contract, which together with the 2,197 homesites under contract, are expected to result in sales value of approximately $514.8 million at closing of the homesites and homes.

On February 22, 2023, the Board of Directors declared a cash dividend of $0.10 per share on the Company’s common stock, payable on March 28, 2023, to shareholders of record as of the close of business on March 6, 2023.

Real Estate

For the fourth quarter of 2022, the Company sold 262 residential homesites and the unconsolidated Latitude Margaritaville Watersound joint venture transacted 116 homes for a total of 378 homesites and homes, as compared to 310 residential homesites and 47 homes in the unconsolidated Latitude Margaritaville Watersound joint venture for a total of 357 in the fourth quarter of 2021.

For the full year 2022, the Company sold 752 residential homesites and the unconsolidated Latitude Margaritaville Watersound joint venture transacted 316 homes. Together, the homesites and homes increased to the highest single year number in the Company’s history at 1,068 in 2022 compared to prior single year record of 853 in 2021. The 853 homesite sales for the full year 2021 consisted of 806 residential homesites and 47 homes in the unconsolidated Latitude Margaritaville Watersound joint venture. Although the mix of homesite sales from different communities significantly impacted revenue comparability between the years (2022 average sales price of approximately $98,000 compared to 2021 average sales price of approximately $157,000), overall volume and demand increased in 2022 as compared to 2021. The mix of homesite sales was primarily driven by the deliveries of the available homesites in the higher priced community of Watersound Camp Creek in 2021. As of December 31, 2022, the Company owned 104 homesites in the Watersound Camp Creek community. In 2022, the Company invested $92.2 million in the residential segment to meet the homebuilders demand for homesites.

As of December 31, 2022, the Company had 2,197 residential homesites under contract, which are expected to result in revenue of approximately $176.3 million, plus residuals, over the next several years, as compared to 2,000 residential homesites under contract for $158.9 million, plus residuals, as of December 31, 2021.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,500 residential homes, had 605 net sale contracts executed in 2022. Since the start of sales in 2021, there have been 1,040 home contracts. For the fourth quarter of 2022, there were 116 completed home sales bringing the community to 363 occupied homes. The 677 homes under contract as of December 31, 2022, are expected to result in sales value of approximately $338.5 million at completion.

Hospitality

Hospitality revenue increased by 29% to $22.3 million in the fourth quarter of 2022, as compared to $17.3 million in the fourth quarter of 2021. For the full year 2022, revenue increased by 29% to a single year record of $97.2 million, as compared to $75.3 million in the full year 2021. To build on this success, the Company has five additional hotels totaling 646 rooms planned to open in the first half of 2023, increasing the hotel room count by 122%. In addition, the Company purchased The Pearl Hotel in December 2022, a luxury 55-room hotel in the highly sought-after Scenic Highway 30A corridor which was previously managed by the Company’s hospitality operations.

Hospitality revenue continues to benefit from the growth of the Watersound Club membership program, purchase of The Pearl Hotel, opening of the Point South Marina Bay Point and Point South Marina Port St. Joe, a new Harrison’s Kitchen and Bar restaurant and increased visitor activity. As of December 31, 2022, the Company had 2,604 club members, as compared to 2,255 club members as of December 31, 2021, an increase of 349 net new members. As of December 31, 2022, the Company owned (individually by the Company or through an unconsolidated joint venture) six hotels with 531 operational hotel rooms, as compared to 393 hotel rooms as of December 31, 2021. In addition, there are six new hotels under construction planned for 767 hotel rooms, five of which are planned to open in the first half of 2023.

The Lodge 30A hotel is scheduled to open in February 2023. Camp Creek Inn boutique hotel, with expansive adjacent club amenities, Embassy Suites by Hilton and the Residence Inn by Marriott in the Pier Park area of Panama City Beach, Hotel Indigo in Panama City’s waterfront district and the Home2 Suites by Hilton hotel in Santa Rosa Beach will follow. When complete, operational hotel rooms and suites are expected to increase to 1,298 from today’s 531.

Point South Marina Bay Point, with 127 wet slips, fully opened for business in the third quarter of 2022. Point South Marina Port St. Joe, with 252 dry slips and 48 wet slips, opened for business in the fourth quarter of 2022. The Company is planning to build and/or operate additional marinas with potential for a total of 750 wet and dry slips.

Leasing

Leasing revenue from commercial, office, retail, multi-family, senior living, self-storage and other properties increased by 38% to $11.0 million in the fourth quarter of 2022, compared to the same period in 2021. For the full year 2022, leasing revenue increased by 45% to $39.2 million, as compared to $27.1 million in the full year 2021. As of December 31, 2022, the Company, through consolidated and unconsolidated joint ventures, had 864 completed multi-family and senior living units with an additional 519 units under construction. When completed in 2023, leasable multi-family and senior living units are expected to total 1,383, an increase of 60%.

In the fourth quarter of 2022, the Company’s unconsolidated joint venture and its joint venture partner sold the Sea Sound 300-unit apartment community. In addition, the Company acquired an additional 30% ownership interest, bringing its share of the Pier Park North commercial joint venture to 90%. Pier Park North is a 320,000 square foot shopping center in Panama City Beach’s Pier Park shopping and entertainment district.

Rentable space as of December 31, 2022, consisted of approximately 1,034,000 square feet, of which approximately 987,000, or 95%, was leased, compared to approximately 985,000 square feet as of December 31, 2021, of which approximately 857,000, or 87%, was leased. The Company has an additional 131,000 square feet of rentable space under construction. The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus. These three centers have the potential for over 1.2 million square feet of leasable space. The Company, wholly or through joint ventures, owns or operates commercial and hospitality businesses on real estate that could otherwise be leased to others.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended December 31, 2022, decreased by $0.3 to $5.6 million, as compared to $5.9 million for the same period in 2021. For the full year 2022, corporate and other operating expenses decreased by $0.9 million to $22.1 million, as compared to $23.0 million for the full year 2021. Full year corporate and operating expenses represented approximately 9% of revenue for both 2022 and 2021.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the fourth quarter and full year 2022 will be available in a Form 10-K that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov. We recommend studying the Company’s latest Form 10-Q and Form 10-K before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of Cash Generated for Distribution or Investment (CGFDI), a non-GAAP financial measure, for the fourth quarter and full year 2022 and 2021, respectively.

FINANCIAL DATA

Consolidated Results ($ in millions except share and per share amounts)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue
Real estate revenue	$27.0	$73.0	$109.2	$158.6
Hospitality revenue	22.3	17.3	97.2	75.3
Leasing revenue	11.0	8.0	39.2	27.1
Timber revenue	1.3	1.2	6.7	6.0
Total revenue	61.6	99.5	252.3	267.0
Expenses
Cost of real estate revenue	14.7	27.6	50.0	60.7
Cost of hospitality revenue	19.3	14.9	77.5	58.3
Cost of leasing revenue	5.0	3.3	17.6	11.6
Cost of timber revenue	0.2	0.2	0.8	0.7
Corporate and other operating expenses	5.6	5.9	22.1	23.0
Depreciation, depletion and amortization	6.6	5.6	22.9	18.2
Total expenses	51.4	57.5	190.9	172.5
Operating income	10.2	42.0	61.4	94.5
Investment income, net	2.3	2.4	9.9	7.2
Interest expense	(5.4)	(4.2)	(18.4)	(15.9)
Equity in income (loss) from unconsolidated joint ventures	22.6	0.7	26.0	(0.9)
Other income, net	7.7	0.9	15.7	13.8
Income before income taxes	37.4	41.8	94.6	98.7
Income tax expense	(9.8)	(9.8)	(24.4)	(25.0)
Net income	27.6	32.0	70.2	73.7
Net loss (income) attributable to non-controlling interest	0.5	(0.1)	0.7	0.8
Net income attributable to the Company	$28.1	$31.9	$70.9	$74.5
Basic net income per share attributable to the Company	$0.48	$0.54	$1.21	$1.27
Basic weighted average shares outstanding	58,305,586	58,882,549	58,720,050	58,882,549

Summary Balance Sheet ($ in millions)

	December 31, 2022	December 31, 2021
Assets
Investment in real estate, net	$996.3	$690.1
Investment in unconsolidated joint ventures	50.0	52.0
Cash and cash equivalents	37.7	70.2
Investments – debt securities	40.6	89.0
Other assets	61.7	70.3
Property and equipment, net	39.6	31.1
Investments held by special purpose entities	204.9	205.5
Total assets	$1,430.8	$1,208.2

Liabilities and Equity
Debt, net	$385.9	$223.0
Other liabilities	94.3	68.0
Deferred revenue	38.9	36.2
Deferred tax liabilities, net	82.7	77.3
Senior Notes held by special purpose entity	177.9	177.6
Total liabilities	779.7	582.1
Total equity	651.1	626.1
Total liabilities and equity	$1,430.8	$1,208.2
Corporate and Other Operating Expenses ($ in millions)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Employee costs	$2.5	$2.6	$9.6	$10.4
Property taxes and insurance	1.3	1.3	5.5	5.4
Professional fees	1.0	0.9	3.7	3.2
Marketing and owner association costs	0.3	0.4	1.1	1.6
Occupancy, repairs and maintenance	0.2	0.1	0.7	0.7
Other miscellaneous	0.3	0.6	1.5	1.7
Total corporate and other operating expenses	$5.6	$5.9	$22.1	$23.0

Reconciliation of Non-GAAP Financial Measures (Unaudited) ($ in millions except per share amount)

“Cash Generated for Distribution or Investment” (CGFDI) is a non-GAAP measure, which management believes assists investors by providing insight into the cash generated by the Company that management has available for distribution to shareholders or for reinvestment into the business. This measure is calculated by adding “Net Cash Provided by Operating Activities”, “Expenditures for and Acquisition of Real Estate to Be Sold”, and “Capital Distributions from Unconsolidated Joint Ventures” and subtracting “Capital Distributions to Non-Controlling Interest”, “Principal Payments for Debt”, “Principal Payments for Finance Leases”, and “Maintenance Capital Expenditures”. Maintenance Capital Expenditures are intended to show capital expenditures made to maintain the value and/or revenue generating capacity of existing operating assets. CGFDI should not be considered an alternative to “Net Cash Provided by Operating Activities” determined in accordance with GAAP as an indicator of the Company’s cash flows and liquidity position.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net Cash Provided by Operating Activities	$17.9	$46.7	$48.2	$111.8
Plus: Expenditures for and Acquisition of Real Estate to Be Sold	27.8	19.0	97.5	47.3
Plus: Capital Distributions from Unconsolidated Joint Ventures	8.8	1.3	12.0	1.5
Less: Capital Distributions to Non-Controlling Interest	(0.1)	(0.2)	(2.4)	(1.2)
Less: Principal Payments for Debt *	(0.7)	(0.8)	(2.9)	(2.3)
Less: Principal Payments for Finance Leases	--	--	(0.1)	(0.1)
Less: Maintenance Capital Expenditures	(0.5)	(0.8)	(2.9)	(2.5)
CGFDI	$53.2	$65.2	$149.4	$154.5
Basic Weighted Average Shares Outstanding	58,305,586	58,882,549	58,720,050	58,882,549
CGFDI Per Basic Share	$0.91	$1.11	$2.54	$2.62
*Principal Payments for Debt does not include $17.3 million refinanced by the Pier Park Crossings Phase II joint venture which occurred in April 2022.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets such as increases in hotel rooms in 2023; plans to maintain an efficient cost structure; our capital allocation initiatives, including the payment of our quarterly dividend; plans regarding our joint venture developments; and the timing of current developments and new projects in 2023 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; supply chain disruptions; inflation; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; the continuing recovery from the COVID-19 pandemic; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; reductions in travel and other risks inherent to the hospitality industry; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our ability to obtain adequate insurance for our properties or rising insurance costs; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny could negatively impact our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2023, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com